                                                                    EXHIBIT 12.1

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)


                                                             Fiscal Year Ended September 30
                                                  -------------------------------------------------------------
                                                     1999         1998         1997         1996         1995
                                                  ---------    ---------    ---------    ---------    ---------
Earnings
    Income (loss) from continuing operations      $  33,836    $ (83,050)   $ 122,362    $ 164,893    $ 115,011
    Add:
      Provision for Income taxes                     45,555        8,863       90,751      107,984       75,501
      Fixed charges                                 230,375      228,365      192,021      127,970       82,672

                                                  ---------    ---------    ---------    ---------    ---------
    Earnings, as adjusted                  (A)    $ 309,766    $ 154,178    $ 405,134    $ 400,847    $ 273,184
                                                  =========    =========    =========    =========    =========

Fixed charges
    Other Interest expense, Including
      Interest on capital leases                  $ 197,901    $ 199,816    $ 146,117    $ 105,222    $  61,888
    Estimated Interest component of
      rental expense                                 32,474       28,549       27,203       22,748       20,784
    Prepayment penalties on early
      extinguishment of debt                                                   18,701

                                                  ---------    ---------    ---------    ---------    ---------
    Total fixed charges                    (B)    $ 230,375    $ 228,365    $ 192,021    $ 127,970    $  82,672
                                                  =========    =========    =========    =========    =========

Ratio of earnings to fixed charges
                          (A) divided by (B)            1.3(1)       0.7 (2)      2.1 (3)      3.1 (4)      3.3
                                                        ---          ---          ---          ---          ---

(1) Excluding the effect of the asset securitization gain and the shareholder litigation settlement charge, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1999 is 1.7.

(2) Excluding the effect of transformation costs and the loss from asset Impairment, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1998 is 1.1.

(3) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.8.

(4) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 3.3.